Exhibit 10.14

                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (the "Agreement"), dated as of July 21, 1997, by and between The Fortress Group, Inc., a Delaware corporation and George Yeonas ("Employee").

                              PRELIMINARY RECITALS


        A. The Company is engaged in the construction and sale of detached and unattached single family residential homes (the "Business");

        B. Employee has extensive knowledge and a unique understanding of the Business

        C. The Company desires to employ Employee as its Chief Operating Officer, and Employee desires to be employed by the Company as such, all under the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Employment.

        1.1 Engagement of Employee. The Company agrees to employ Employee as Vice President and Chief Operating Officer of the Company, and Employee agrees to accept such employment, all in accordance with the terms and conditions of this Agreement, effective August 11, 1997.

        1.2 Duties and Powers. At all times during the Employment Period (as defined herein), the Company agrees that Employee will serve as Vice President and Chief Operating Officer of the Company. He shall have such other responsibilities, duties and authorities, and will render such services for the Company and its affiliates as the Board of Directors of the Company (the "Board") shall from time to time reasonably direct; provided, however, such duties and responsibilities shall be commensurate with his position in the Company. The Employee agrees primarily to devote his time to the affairs of the Company and to carry out his duties and responsibilities faithfully. Fortress covenants that it will use its best efforts through its President and Chairman of the Board to recommend the appointment of Employee to the Company's Board of Directors as soon as practicable following the effective date of the Employee's employment.

        1.3 Employment Period. Employee's employment under this Agreement shall be for a period of three years commencing __________ (the "Initial Employment Period"). This Agreement shall automatically renew for successive one-year periods (each one-year period shall be referred to herein as a "Renewal Period") unless either the Company or Employee, as the case may be, provides written notice within ninety (90) days prior to the termination of any such period, stating its/his desire to terminate this Agreement. The Initial Employment Period and each successive Renewal Period shall be referred to herein together as the "Employment Period". Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.4 below.

        1.4    Termination of Employment

               (a) Termination by the Company For Cause. The Company has the right to terminate Employee's employment under this Agreement, by notice to Employee in writing at any time, (i) for "Cause" or (ii) due to the death or the Disability of Employee. Any such termination shall be effective upon the date of service of such notice pursuant to Section
        6.6 hereof, except in the case of the death, in which such termination shall become effective immediately upon the death of Employee.

               "Cause," as used herein, means the occurrence of any of the following events:

                       (i) final non-appealable conviction of (A) a felony or
               (B) any crime involving moral turpitude;

                       (ii) the failure of Employee to comply with the
               instructions of the Chief Executive Officer of The Fortress Group, Inc., a Delaware corporation, otherwise consistent with this Agreement after (A) written notice delivered to Employee describing the breach and (B) Employee has failed to cure after a period of 30 days as set forth in Section 1.4(c), below;

                       (iii) the good faith determination by the Board in the
               exercise of its reasonable judgment that Employee has committed an act or acts in the course of his employment constituting fraud, provided Employee is given an opportunity, with at least 10 days notice, to disprove the allegation;

                       (iv) a material breach by Employee of any of the terms,
               conditions or covenants set forth in Section 3 of this Agreement; and

                       Employee shall be deemed to have a "Disability" for
               purposes of this Agreement if he is unable to perform, by reason of physical or mental incapacity, his material duties or obligations under this Agreement, for a total period of 180 days in any 360-day period. The Board shall determine, according to the facts then available, whether and when the Disability of the Employee has occurred. Such determination shall not be arbitrary or unreasonable and the Board will take into consideration the expert medical opinion of a physician chosen by the Company, after such physician has completed an examination of Employee. Employee agrees to make himself available for such examination upon the reasonable request of the Company.

               (b) Termination for Good Reason. Employee shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 1.4(c) below, the Employee shall have "Good Reason" to terminate his employment hereunder if such termination shall be the result of:



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

                       (i) a material breach by the Company of the compensation
               and benefits provisions of Section 2 hereof;

                       (ii) a material breach by the Company of any other term
               of this Agreement.

               (c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Employee's employment for "cause" and the Employee's right to terminate for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and
        (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30 day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the breaching party as made and continues to make a diligent effort to effect such remedy or cure.

        2. Compensation and Benefits.

        2.1 Salary. In consideration of Employee performing his duties under this Agreement during the Employment Period, the Company will pay Employee a base salary at a rate of $250,000 per annum (the "Base Salary"), payable in accordance with the Company's regular payroll policy for salaried employees. The Base Salary may be increased (but not decreased), from time to time during the Employment Period, as determined by the Board, in its sole discretion. If the Employment Period is terminated pursuant to Section 1.4 above, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year prior to the termination.

        2.2 Incentive Compensation. Employee shall participate in Fortress' Executive Compensation Program (the "Incentive Compensation Program"), as amended, under which Employee shall be entitled to incentive compensation based on the financial performance of the Company. Employee will participate at a .75 point share basis. For 1997 Employee's share will be a percentage of this based upon that percentage of the calendar year he has been an employee of the Company. For 1997, if the preceding calculation results in an incentive compensation payment of less than $150,000, Fortress agrees to pay to Employee an additional sum equal to the difference between $150,000 and the amount earned under the Incentive Compensation Program. Incentive compensation earned by Employee hereunder shall be payable in accordance with Company policy. Exhibit A hereto provides a summary of the Plan as approved by Compensation Committee of the Board on March 5, 1997.

        2.3 Restricted Stock. Employee shall be granted a total of 30,000 shares of Fortress Common Stock on the following dates, provided he is an employee of the Company on the date in question: 10,000 shares on the first day of the month following his sixth month of employment by the Company; 10,000 shares on the eighteenth month of employment by the Company; and 10,000 shares on the thirtieth month of employment by the Company.



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

        2.4 Stock Options. As of the effective date of this Agreement and for each year of the Initial Employment Period of this Agreement, Employee shall be entitled to receive options to purchase 12,500 shares of the common stock of The Fortress Group, Inc. (the "Stock"), for a total of 50,000 shares, at the closing price per share of the Stock reported on a consolidated basis for the Stock on the principal stock exchange or market on which the Stock is traded on the date of this Agreement as follows: (i) 12,500 shares on the date of this Agreement;
(ii) 12,500 shares on the first anniversary of this Agreement, (iii) 12,500 shares on the second anniversary of this Agreement, ) 12,500 shares on the third anniversary of this Agreement. The options will be granted pursuant to the terms and conditions of The Fortress Group, Inc. 1996 Stock Incentive Plan which is hereby incorporated by reference.

        2.5 Moving and Relocation Expenses. Fortress will reimburse Employee for all normal and customary Moving Expenses from his Boca Raton, Florida residence to a new residence in the Washington, D.C. metropolitan area ("Washington, D.C."). For purposes of this Agreement "Moving Expenses" shall include --

               (a) expenses of professional packers and movers to pack and move Employee's household goods and personal effects from Boca Raton to the new residence;

               (b) expenses for a reasonable number of trips (including meals, lodging, transportation expense, and car rental) to the Washington, D.C. for the principal purpose of searching for a new residence; and

               (c) expenses of traveling (including meals, lodging and other related customary expenses) from Boca Raton to the new place of residence in Washington, D.C.

        2.6 Sale of Current Home. Fortress will reimburse Employee for the seven (7%) percent brokerage commission he incurs upon the sale of his current place of residence, not to exceed $25,000.

        2.7 Temporary Commuting Expenses. Fortress will reimburse Employee for reasonable expenses in connection with commuting from Boca Raton to Washington, D.C. for a period of one year or until Employee moves his family to Washington, D.C., whichever occurs first. The reimbursable expenses will include transportation, lodging, and car rental.

        2.8 Benefits, Expenses and Pension Plan. During the Employment Period, the Company agrees to provide to Employee such vacation and other health and insurance benefits as are generally provided, from time to time, to executive officers of Fortress.

        2.9    Compensation After Termination During Employment Period.

               a) If the Company terminates Employee's employment during the Employment Period for any reason (other than for "Cause" pursuant to Section 1.4(a) of this Agreement) or Employee shall terminate his employment for Good Reason, Employee shall be entitled to receive his accrued benefits and as severance the lesser of (x) his Base Salary for the period of time which would have been remaining in the Initial Employment Period or any Renewal Period but not less than a sum of money equal to one times this Base Salary at that time and (y) a sum of money equal to two times this Base Salary at the time.



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

               (b) If the Company shall terminate Employee's employment during the Employment Period pursuant to Sections 1.4(a), the Company shall have no further obligations hereunder or otherwise with respect to Employee's employment from and after the termination or expiration date (except payment of Employee's Base Salary accrued through the date of termination or expiration), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Section 3 hereof at law or in equity).

        3. Covenants.

        3.1 Employee's Acknowledgment. Employee acknowledges that:

                       (a) the Company is and will be engaged in the Business during the Employment Period and thereafter;

                       (b) Employee will occupy a position of trust and confidence with the Company after the date of this Agreement, and during such period and Employee's employment under this Agreement, Employee will become familiar with the Company's proprietary and confidential information concerning the Company and the Business;

                       (d) the agreements and covenants contained in this
        Section 3 are essential to protect the Company and the goodwill of the Business and are a condition precedent to the Company entering into this Agreement;

                       (e) Employee's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement.

                       (f) Employee has means to support himself and his dependents other than by engaging in the Business, or a business similar to the Business, and the provisions of this Section 3 will not impair such ability.

        3.2    Non-Compete.

                       (a) Employee hereby agrees that during the Employment Period and hereafter through the period ending with the second anniversary of the last day of the Initial Employment Period and any Renewal Period during which the termination date occurred, as the case may be, (collectively, the "Restrictive Period"), he shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                       (i) engage, as an officer, director, shareholder, owner,
               partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which constructs or sells single-family residential homes in any community in which Fortress or its subsidiaries are doing business or commence doing business during the term of this Agreement ("Territory").



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

                       (ii) call upon any person who is, at that time, within
               the Territory, an employee of the Company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company; provided, that the Employee shall be permitted to call upon and hire any member of his or her immediate family.

               Employee may personally supervise and have built, or have the Company build, one home designed and intended for use as his personal residence and one home designed and intended for use as his secondary residence. If built by the Company, Employee will be sold the home[s] at a sales price to the Employee equal to the Company's cost of goods sold for the construction of the home in question. In the event Employee personally supervises and has built a home, the Company acknowledges that the Employee may personally be given discounts from suppliers and vendors for materials and services provided in the construction of the home, and the Company covenants that it will do nothing to prevent or discourage this benefit. Moreover, notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Employee from acquiring as an investment not more than one (1%) percent of the capital stock of a competing business whose stock is traded on a national securities exchange or over the counter so long as the Employee does not consult with or is not employed by such competitor.

               (b) The provisions of subsection 3.2(a) notwithstanding, neither this Agreement nor any of the provisions and recitals contained therein shall prohibit Employee or his Affiliates from engaging, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which develops real estate for commercial, industrial, multi-family or attached single family uses, provided Employee and his Affiliates give to the Company a right of first refusal on all detached single family real estate so developed.

        3.3 Interference with Relationships. Other than in the performance of his duties hereunder, during the Restrictive Period, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity solicit or encourage any present or future customer, supplier or other third party to terminate or otherwise alter his, her or its relationship with the Company with respect to the Business engaged in by the Company.



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

        3.4 Confidential Information. Other than in the performance of his duties hereunder, during the Restrictive Period and thereafter, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, "Confidential Information" shall mean any information relating to the business or affairs of the Company or the Business, including, but not limited to, information relating to financial statements, employees, suppliers, construction, manufacturing and servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by Fortress, the Company or any other subsidiary of Fortress in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and Fortress.

        3.5 Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined) too lengthy or the territory too extensive, the other provisions of this Section 3 shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to permissible duration or size.

        3.6 Remedies. Employee acknowledges and agrees that the covenants set forth in this Section 3 (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said Restrictive Covenants, and that in the event Employee breaches or threatens to breach any such Restrictive Covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event Employee breaches or threatens to breach any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or the threat of such a breach by Employee, including the recovery of any damages which it is able to prove.

        4. Effect of Termination.

        4.1 For Cause or Voluntary Quitting. If the Employee terminates employee's employment during the Employment Period other than for Good Reason as defined in Section 1.4(b) or the Company terminates Employee's employment for Cause pursuant to Sections 1.4(a) then, notwithstanding such termination, the provisions contained in Sections 3 hereof shall remain in full force and effect.

        4.2 Other Reasons. If the Company terminates Employee's employment during the term of this Agreement or Renewal of it other than for Cause as defined in Sections 1.4(a) or Employee terminates his employment for Good Reason during the term of this Agreement or Renewal of it, then --



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               (a) the provisions and covenants of Section 3.2 and 3.3 shall have no effect and shall be unenforceable, and

               (b) Employee shall receive severance pay as follows: Employee shall be entitled to receive his accrued benefits and as Severance Pay the lesser of (x) his Base Salary for the period of time which would have been remaining in the Initial Employment Period or any Renewal Period but not less than a sum of money equal to one times his Base Salary at the time and (y) a sum of money equal to two times this Base Salary at the time.

Furthermore, if Employee's employment is terminated pursuant to this Section 4.2, the right to receive Severance Pay as defined above shall be the exclusive remedy in any action arising out of Employee's employment seeking damages or any other form of monetary relief brought by Employee.

        5. Income Tax Treatment. Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Section 2 hereof as ordinary and necessary business expenses for income tax purposes. Employee agrees and represents that he will treat all such amounts as required pursuant to all applicable tax laws and regulations, and should he fail to report such amounts as required, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys' and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

        6. Miscellaneous.

        6.1 Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement (i) to any affiliate of the Company to which the Business of the Company is assigned at any time, any subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company or (ii) in connection with the sale of the Business by the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto whether so expressed or not.

        6.2 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and all other agreements entered into by the parties hereto on the date hereof set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements, with respect to the subject matter hereof.

        6.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.



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        6.4 Amendment; Modification. No amendment or modification of this
Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

        6.5 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Virginia, without giving effect to provisions thereof regarding conflict of laws. To the extent that any provision of this Agreement is inconsistent with the laws of the State of Wisconsin, the parties agree to be governed and abide by the law of the State of Virginia.

        6.6 Notices. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses indicated below:

                       (a)  If to Employee:

                              George Yeonas


                       (b) If to the Company:

                              The Fortress Group, Inc.
                              1921 Gallows Road,  Suite 730
                              Vienna, VA 22182
                              Attention: James J. Martell, Jr.

        or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission, (ii) three days after the date of mailing if sent by certified or registered mail or (iii) one day after date of delivery to the overnight courier if sent by overnight courier.

        6.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to the other.



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        6.8 Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The Preliminary Recitals set forth above are incorporated by reference into this Agreement.

        6.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual interest, and no rule of strict construction will be applied against any party hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    THE FORTRESS GROUP, INC..

                                    By:     /s/ James J. Martell, Jr.
                                            --------------------------

                                    Its:    President
                                            --------------------------


                                    EMPLOYEE:
                                    /s/ George Yeonas
                                    --------------------------
                                    George Yeonas




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                                    Exhibit A

                            THE FORTRESS GROUP, INC.
                           INCENTIVE COMPENSATION PLAN

        A cash bonus pool will be set aside for the key executive officers of the Company equal to 50% of the Company's pre-tax profit in excess of $1.35 per share up to a maximum of 4% of pre-tax income. The pool will be divided between the participants based upon unit values assigned to each participant expressed as a fraction of a whole unit.




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